                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            CARRIZO OIL & GAS, INC.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                       [LOGO OF CARRIZO OIL & GAS, INC.]

April 18, 2001

Dear Fellow Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Carrizo Oil & Gas, Inc. (the "Company") to be held at 10:00 a.m. on Friday, May 18, 2001, at the Omni Houston Hotel Westside, 13210 Katy Freeway, Houston, Texas.

     This booklet includes the notice of the meeting and the proxy statement, which contains information about the Board and its committees and personal information about the nominees for the Board. Other matters on which action is expected to be taken during the meeting are also described.

     We hope you will find it convenient to attend in person. Whether or not you expect to attend, to assure representation at the meeting and the presence of a quorum, please date, sign and promptly mail the enclosed proxy in the return envelope provided.

     A copy of the Company's 2000 Annual Report to Shareholders is also enclosed.

                                            Sincerely,

                                            /s/ S.P. JOHNSON IV
                                            S.P. JOHNSON IV
                                            Chief Executive Officer

                            CARRIZO OIL & GAS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 18, 2001

To The Shareholders of
Carrizo Oil & Gas, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Carrizo Oil & Gas, Inc. (the "Company") will be held at the Omni Houston Hotel Westside, 13210 Katy Freeway, Houston, Texas, on Friday, May 18, 2001, at 10:00 a.m. for the following purposes:

        (1) to elect eight members to the Board of Directors for the ensuing year;

        (2) to approve the appointment of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending December 31, 2001; and

        (3) to transact such other business as may properly come before the meeting.

     The Company has fixed the close of business on April 12, 2001, as the record date for determining shareholders entitled to notice of, and to vote at, such meeting or any adjournment thereof.

     You are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, you are requested to mark, sign, date and return the accompanying proxy as soon as possible.

                                            By Order of the Board of Directors

                                            /s/ FRANK A. WOJTEK
                                            FRANK A. WOJTEK
                                            Secretary

April 18, 2001
14701 St. Mary's Lane, Suite 800
Houston, TX 77079

                            CARRIZO OIL & GAS, INC.
                        14701 ST. MARY'S LANE, SUITE 800
                              HOUSTON, TEXAS 77079

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Carrizo Oil & Gas, Inc., a Texas corporation (the "Company"), to be voted at the 2001 Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Omni Houston Hotel Westside, 13210 Katy Freeway, Houston, Texas on Friday, May 18, 2001, at 10:00 a.m., and any and all adjournments thereof.

     This statement and the accompanying form of proxy are first being mailed to shareholders on or about the week of April 18, 2001. In addition to the solicitation of proxies by mail, regular officers and employees of the Company may, without additional compensation, solicit the return of proxies by mail, telephone, telegram or personal contact. The Company will pay the cost of soliciting proxies in the accompanying form. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock.

VOTING SECURITIES

     Shareholders of record as of April 12, 2001, the record date for determining persons entitled to notice of, and to vote at, the Annual Meeting, are entitled to vote on all matters at the Annual Meeting and at any adjournments thereof. On that date, the issued and outstanding capital stock of the Company consisted of 14,058,061 shares of Common Stock, par value $0.01 per share (the "Common Stock"). No other class of stock is outstanding. Each share of Common Stock is entitled to one vote on each matter submitted to a vote of shareholders. Cumulative voting is not allowed. The holders of a majority of the shares entitled to vote at the Annual Meeting, represented in person or by proxy, constitute a quorum for the transaction of business at the Annual Meeting.

     All duly executed proxies received prior to the Annual Meeting will be voted in accordance with the choices specified thereon and, in connection with any other business that may properly come before the meeting, in the discretion of the persons named in the proxy. As to any matter for which no choice has been specified in the proxy, the shares represented thereby will be voted by the persons named in the proxy, to the extent applicable, (1) for the election as a director of each nominee listed herein; (2) for the appointment of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending December 31, 2001; and (3) in the discretion of the persons named in the proxy in connection with any other business that may properly come before the meeting. A shareholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by delivering written notice to the Secretary of the Company or by delivering a properly executed proxy bearing a later date. A shareholder who attends the Annual Meeting may, if he or she wishes, vote by ballot at the Annual Meeting and that vote will cancel any proxy previously given. Attendance at the Annual Meeting will not in itself, however, constitute the revocation of a proxy.

     Proxies indicating shareholder abstentions will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will not be voted on any matter and therefore will have the same effect as a vote against a matter, except in the case of director elections, which are determined by a plurality of votes cast, as to which those abstentions will have no effect. Shares represented by "broker nonvotes" (i.e., shares held by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and for which the broker or nominee does not have discretionary power to vote on a particular matter) will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will not be voted on any matter, and thus will be disregarded in the calculation of "votes cast" with respect to that matter (even though those shares may be considered as entitled to vote or be voted on other matters). Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed as election inspectors for the Annual Meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The table below sets forth information concerning (i) the only persons known by the Company, based on statements filed by such persons pursuant to
Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to own beneficially in excess of 5% of the Common Stock as of February 28, 2001, and (ii) the shares of Common Stock beneficially owned, as of February 28, 2001, by each director, the Chief Executive Officer and the four other executive officers who were serving at the end of the Company's last fiscal year and by all executive officers and directors collectively. Except as indicated, each individual has sole voting power and sole investment power over all shares listed opposite his name.

                                                               AMOUNT AND NATURE OF
                                                               BENEFICIAL OWNERSHIP
                                                         --------------------------------
                                                                                 PERCENT
                                                                                OF COMMON
                                                                                STOCK(2)
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                   NUMBER OF SHARES      (ROUNDED)
---------------------------------------                  -------------------    ---------
Directors and Executive Officers:
  S. P. Johnson IV.....................................         756,749(3)         5.0%
  Frank A. Wojtek......................................       1,167,887(3)         8.2%
  George Canjar........................................         160,492            1.1%
  Brad Fisher..........................................          23,332              *
  Kendall A. Trahan....................................          96,962              *
  Steven A. Webster....................................       1,820,426(3)(4)     12.8%
  Douglas A. P. Hamilton...............................         734,507(3)(5)      5.2%
  Paul B. Loyd, Jr. ...................................       1,555,467(3)        11.0%
  Christopher C. Behrens...............................       5,120,577(3)(6)     31.5%
  Arnold L. Chavkin....................................       5,120,577(3)(6)     31.5%
  F. Gardner Parker....................................          30,000              *
  Executive Officers and Directors as a Group (11
     persons)..........................................      16,586,976           86.7%
  DAPHAM Partnership, L.P..............................         395,960(3)(7)      2.8%
  The Douglas A.P. Hamilton 1997 GRAT..................         200,000(8)         1.4%
  JP Morgan Partners...................................       5,117,244(3)(9)     31.5%
  Mellon Ventures, L.P.................................         639,655(3)(10)     4.5%

---------------

  *  Less than one percent.

 (1) Except as described in note 3 below or otherwise noted and pursuant to applicable community property laws, each shareholder has sole voting and investment power with respect to the shares beneficially owned. The business address of each director and executive officer other than Messrs. Behrens and Chavkin is c/o Carrizo Oil & Gas, Inc., 14701 St. Mary's Lane, Suite 800, Houston, Texas 77079. The business address of Messrs. Behrens and Chavkin is 1221 6th Avenue of the Americas, 39th Floor, New York, New York 10020.

 (2) The table includes shares of Common Stock that can be acquired through the exercise of options, warrants or convertible securities within 60 days of February 28, 2001 as follows: Mr. Johnson -- 41,667, Mr. Wojtek -- 16,667, Mr. Canjar -- 160,492, Mr. Fisher -- 23,332, Mr. Trahan -- 96,962, Mr.
     Webster -- 130,338, Mr. Hamilton -- 97,005, Mr. Loyd -- 97,005, Mr.
     Behrens -- 2,211,485, Mr. Chavkin -- 2, 211,485, all officers and directors as a group -- 5,086,438, JP Morgan Partners -- 2,208,152, and Mellon Ventures, L.P. -- 276,019. The percent of the class owned by each person has been computed assuming the exercise of all options, warrants and convertible securities deemed to be beneficially owned by that person, and assuming that no options, warrants or convertible securities held by any other person have been exercised. The table excludes the following options that are not exercisable within 60 days of February 28, 2001 as follows:
     Mr. Johnson -- 83,333, Mr. Wojtek -- 33,333, Mr. Canjar -- 18,333, Mr.
     Fisher -- 26,668, Mr. Trahan -- 17,333, Mr. Webster -- 79,168, Mr.
     Hamilton -- 12,501, Mr. Loyd -- 12,501, Mr. Behrens -- 9,167 and Mr. Chavkin -- 9,167.

 (3) Pursuant to a Shareholders Agreement dated December 15, 1999, among the Company, S.P. Johnson IV, Frank A. Wojtek, Steven A. Webster, Douglas A.P. Hamilton, Paul B. Loyd, Jr., DAPHAM Partnership, L.P., JP Morgan Partners and Mellon Ventures, L.P., certain shareholders of the Company may be deemed to have formed a group pursuant to Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Nothing herein shall constitute an affirmance that any such group exists; however, such group could be deemed to have beneficial ownership, for purposes of Sections 13(d) and 13(g) of the Exchange Act, of all equity securities of the Company beneficially owned by such parties. Such parties would, as of February 28, 2001 be deemed to beneficially own an aggregate of 12,187,895 shares (72%). Each party to the Shareholders Agreement listed above disclaims beneficial ownership of any common stock owned by the other parties to the Shareholders Agreement.

 (4) Shares shown include 1,725,228 shares of Common Stock owned by Mr. Webster and 56,866 shares owned by Cerrito Partners, of which Mr. Webster is one of three general partners and could be deemed to share voting and dispositive power with the other general partners. However, Mr. Webster does not admit to having such power and disclaims the beneficial ownership of the Common Stock held by Cerrito Partners.

 (5) Shares shown do not include (i) 395,960 shares of Common Stock beneficially owned by DAPHAM Partnership, L.P., the limited partner of which is a charitable remainder trust of which Mr. Hamilton, his wife and children are among the beneficiaries, (ii) 200,000 shares of Common Stock beneficially owned by the Douglas A.P. Hamilton 1997 GRAT, of which Mr. Hamilton is the sole beneficiary until October 2002, and (iii) 143,472 shares of Common Stock beneficially owned by certain trusts established for the benefit of Mr. Hamilton's children, and for each of which Mr. Hamilton's wife serves as trustee. Mr. Hamilton disclaims beneficial ownership of all of such shares.

 (6) Shares shown include 5,117,244 shares beneficially owned by JP Morgan Partners (formerly CB Capital Investors L.L.C.). Mr. Behrens and Mr. Chavkin may be deemed to have beneficial ownership of such shares because they are general partners of Chase Capital Partners, which is a member and the investment manager of JP Morgan Partners. Each of Mr. Behrens and Mr. Chavkin disclaim beneficial ownership of all such shares, except to the extent of any pecuniary interest they may have therein.

 (7) The address of DAPHAM Partnership, L.P. is 462 Broadway, Second Floor, New York, New York 10013.

 (8) The address of the Douglas A.P. Hamilton 1997 GRAT is 900 Third Avenue, New York, New York 10022, and its trustee is Mr. Kim E. Baptiste.

 (9) The name of CB Capital Investors, LLC was changed to JP Morgan Partners as part of a business combination effective January 1, 2001. The address of JP Morgan Partners is 1221 6th Avenue of the Americas, 39th Floor, New York, New York 10020.

(10) The address of Mellon Ventures, L.P. is 5 Radnor Corporate Center, 100 Matsonford Road, Suite 170, Radnor, Pennsylvania 19087.

                                   PROPOSAL I

                             ELECTION OF DIRECTORS

     The persons designated as proxies in the enclosed proxy card intend, unless the proxy is marked with contrary instructions, to vote for the following nominees as directors to serve until the 2002 Annual Meeting of Shareholders and until their successors have been duly elected and qualified: Mr. S.P. Johnson IV; Mr. Frank A. Wojtek; Mr. Steven A. Webster; Mr. Douglas A.P. Hamilton; Mr. Paul B. Loyd, Jr.; Mr. Arnold L. Chavkin; Mr. Christopher C. Behrens and Mr. F. Gardner Parker. The Board of Directors has no reason to believe that any nominee for election as a director will not be a candidate or will be unable to serve, but if for any reason one or more of these nominees is unavailable as a candidate or unable to serve when election occurs, the persons designated as proxies in the enclosed proxy card, in the absence of contrary instructions, will in their discretion vote the proxies for the election of any of the other nominees or for a substitute nominee or nominees, if any, selected by the Board of Directors. The affirmative vote of a plurality of the votes cast by holders entitled to vote in the election of directors at the Annual Meeting is required for the election of each nominee for director. Pursuant to the Shareholders Agreement dated December 15, 1999, the number of directors constituting the Board was set at seven. The number was expanded to eight with the addition of F. Gardner Parker.

NOMINEES

     The following sets forth information concerning the eight nominees for election as directors at the Annual Meeting, including information as to each nominee's age as of April 1, 2001, position with the Company and business experience during the past five years.

     S. P. Johnson IV, age 45, has served as the President, Chief Executive Officer and a director of the Company since December 1993. Prior to that time, he worked 15 years for Shell Oil Company. His managerial positions included Operations Superintendent, Manager of Planning and Finance and Manager of Development Engineering. Mr. Johnson is a Registered Petroleum Engineer and has a B.S. in Mechanical Engineering from the University of Colorado.

     Frank A. Wojtek, age 45, has served as the Chief Financial Officer, Vice President, Secretary, Treasurer and a director of the Company since 1993. In addition, from 1992 to 1997, Mr. Wojtek was the Assistant to the Chairman of the Board of Reading & Bates Corporation (an offshore drilling company). Mr. Wojtek also holds the positions of Vice President and Secretary/Treasurer for Loyd & Associates, Inc. (a private financial consulting and investment banking firm). Mr. Wojtek held the positions of Vice President and Chief Financial Officer of Griffin-Alexander Drilling Company from 1984 to 1987, Treasurer of Chiles-Alexander International Inc. from 1987 to 1989 and Vice President and Chief Financial Officer of India Offshore Inc. from 1989 to 1992, all of which are companies in the offshore drilling industry. Mr. Wojtek is a Certified Public Accountant and holds a B.B.A. in Accounting with Honors from the University of Texas.

     Steven A. Webster, age 49, has been the Chairman of the Board of the Company since June 1997 and has been a director of the Company since 1993. Mr. Webster serves as the Managing Director of Global Energy Partners, an affiliate of DLJ Merchant Banking Partners, which makes private equity investments in the energy business. From December 1997 to May 1999, Mr. Webster was the CEO and President of R&B Falcon Corporation, an offshore drilling contractor, and prior to that, was Chairman & CEO of Falcon Drilling Company, which he founded in 1988. Mr. Webster is also a director of Grey Wolf, Inc. (an onshore drilling company), Geokinetics, Inc. (a seismic acquisition and geophysical services company) and Brigham Exploration Company (oil and gas exploration company), as well as various private companies. He is also a trust manager of Camden Property Trust (a real estate investment trust). Mr. Webster holds an M.B.A. degree from Harvard Business School.

     Christopher C. Behrens, age 40, has been a director of the Company since December 1999. Mr. Behrens is a General Partner of JP Morgan Partners (formerly Chase Capital Partners), the private equity investment affiliate of JP Morgan Chase & Co. From 1990 to 1994, Mr. Behrens was a Vice President in the Chase Manhattan Corporation's Merchant Banking Group. Mr. Behrens is a director of Portola Packaging and Patina Oil & Gas Corporation, as well as various private companies.

     Arnold L. Chavkin, age 49, has been a director of the Company since December 1999. Mr. Chavkin has been General Partner of JP Morgan Partners (formerly Chase Capital Partners) since January 1992. Prior to joining JP Morgan Partners, he was a member of Chemical Bank's merchant banking group and a generalist in its corporate finance group specializing in mergers and acquisitions and private placements for the energy industry. His experience prior to Chemical Bank included corporate development for Freeport McMoRan as well as positions with Gulf and Western Industries and Arthur Young & Co. Mr. Chavkin is a Certified Public Accountant. He received his B.A. and M.B.A. degrees from Columbia University. Mr. Chavkin is also a director of American Tower Corporation, Better Minerals & Aggregates, Carolina Broadband, Crown Media Holdings, Inc., Encore Acquisition Partners, HDFC Bank, and Triton PCS, Inc. He serves on the Advisory Investment Boards of Richina Group, the India Private Equity Fund and the Asia Development Partners Fund.

     Douglas A. P. Hamilton, age 54, has been a director of the Company since 1993. Mr. Hamilton, a private investor, has been an active investor in the oil and gas business since 1985. Mr. Hamilton has since 1979 been the President of Anatar Investments, Inc., a diversified investment capital firm with active investments in oil and gas and offshore contract drilling and is a co-owner of the French Culinary Institute, a cooking school in New York City. Mr. Hamilton has a degree from the University of North Carolina and completed the PMD program at Harvard Business School.

     Paul B. Loyd, Jr., age 54, has been a director of the Company since 1993. Mr. Loyd was Chairman of the Board and Chief Executive Officer of Reading & Bates from 1991 to 1997 and Chairman and Chief Executive Officer of R&B Falcon Corporation from 1999 to 2001 until its merger with Transocean Sedco Forex Inc. in January 2001. Mr. Loyd has been the principal of Loyd & Associates, Inc., a financial consulting firm, since 1989. Mr. Loyd was Chief Executive Officer and a director of Chiles-Alexander International, Inc. from 1987 to 1989, President and a director of Griffin-Alexander Drilling Company, from 1984 to 1987, and prior to that, a director and Chief Financial Officer of Houston Offshore International, all of which are companies in the offshore drilling industry. Mr. Loyd is also a director of Transocean Sedco Forex Inc., Frontier Petroleum Company, Enterprise Oil PLC and is a member of the Board of Trustees of Southern Methodist University. Mr. Loyd served as President of the Company from its inception in September 1993 until December 1993. Mr. Loyd holds an M.B.A. degree from Harvard Business School.

     F. Gardner Parker, age 59, has been a director of the Company since 2000. A native of Bryan, Texas, F. Gardner Parker is a graduate of the University of Texas. After receiving the title of CPA he worked with Ernst & Young (formerly Ernst & Ernst) for fourteen years, seven of which he served as partner. Since 1994 he has served as Chairman of the Board of Computer Control Systems. He also is currently the Chairman of the Board of Overpar, Inc, a real estate management company; and OHA General Partners, a privately held fiduciary. He is the lead Managing Trustee with Camden Property Trust, a New York Stock Exchange REIT, and also serves on the Board of Gillman Automobile Dealerships, Associated Building Services, Net Near U Communications, MCS Technologies, Camp Longhorn, Inc., NII Communications, Inc., and Arena Power. He served as Chairman of the Executive Committee of the Board of Directors of USLD Communications, a NASDAQ company, until it was sold to another public company in 1998.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

     Directors not employed by the Company or any of its subsidiaries ("Outside Directors") received an annual retainer of $7,500 through December 31, 1998. Effective January 1, 1999, the Board of Directors suspended the payment of the retainer. Effective January 1, 2001, the Compensation Committee proposed and the Board of Directors approved a $1,000 per year annual retainer to be paid to each Outside Director plus compensation of $3,000 per meeting attended ($1,000 if attended via telephone). It is expected that additional compensation will be paid to members of the Board of Directors who serve on committees. The Board of Directors has not yet determined the amount of this additional compensation. Directors who are also employees of the Company receive no payment for serving as directors. All directors are reimbursed for travel and lodging expenses of attending meetings. Under the Company's Incentive Plan (the "Incentive Plan"), Messrs. Webster, Hamilton and Loyd, the then-current Outside Directors, were granted options to purchase 10,000 shares of Common Stock at an exercise price per share of $11.00 in connection with the Company's initial public offering in August 1997 (the "IPO"). Thereafter, each additional Outside Director will be automatically granted nonqualified options to purchase 10,000 shares of Common Stock on the date that person first becomes an Outside Director of the Company. On December 15, 1999 options to purchase 10,000 shares were granted to each of Messrs. Behrens and Chavkin at the price of $1.75 per share, the fair market value on the date of the grant. On June 13, 2000 an option to purchase 10,000 shares was granted to Mr. Parker at the price of $6.3125 per share, the fair market value on the date of the grant. In addition, each Outside Director serving on the day after the date of the annual meeting of shareholders will automatically be granted options to purchase an additional 2,500 shares of Common Stock, subject to the availability for issuance of those shares under the Incentive Plan. During the fiscal year ended December 31, 2000, options to purchase 2,500 shares were granted to each of Messrs. Webster, Hamilton, Loyd, Behrens and Chavkin at an exercise price per share of $5.1719. Each option granted to an Outside Director will (i) have a ten-year term,

(ii) have an exercise price equal to the fair market value of a share of Common Stock on the date of grant and (iii) become exercisable in cumulative annual increments of one-third of the total number of shares of Common Stock subject thereto, beginning on the first anniversary of the date of grant. Effective February 17, 2000, the Company issued new options in replacement for all previously outstanding director options that were "out of the money" on such date, and the prior "out of the money" options were terminated. The new director options have an exercise price of $2.25 per share, have a term of ten years from the date of grant and become exercisable in 33% increments in each of the three years following the date of grant. This repricing was approved by the shareholders at the 2000 Annual Meeting. The options granted to Outside Directors in the fiscal year ended December 31, 1999 were not "out of the money" and therefore not repriced.

     Under the terms of the Company's February 2000 repricing program (the "Repricing") (see discussion under "Option Repricing" below), the Company issued new options in replacement of all previously outstanding Outside Director options that were "out of the money" on such date, and the prior "out of the money" options were terminated. As a result, a total of 137,500 new Outside Director options were issued, each with an exercise price of $2.25 per share, a term of ten years from date of grant, and exercisable in 33% increments in each of the three years following the date of the grant. The amendment to the plan that clarified the implementation of this Repricing was approved by the shareholders at the 2000 Annual Meeting. The options granted to Outside Directors in the fiscal year ended December 31, 2000 were not "out of the money" and therefore were not repriced.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Board of Directors of the Company held three meetings during the fiscal year ended December 31, 2000, and transacted business on four occasions during the fiscal year by unanimous written consent.

     The Board of Directors has an Audit Committee which, during the fiscal year ended December 31, 2000, consisted of Messrs. Loyd, Chavkin and Parker. The function of the Audit Committee is to meet with the internal financial staff of the Company and the independent public accountants engaged by the Company to review (i) the scope and findings of the annual audit, (ii) quarterly financial statements, (iii) accounting policies and procedures and the Company's financial reporting, and (iv) the internal controls employed by the Company. The Audit Committee also recommends to the Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements, and reviews the fees charged for audits and for any nonaudit engagements. The Committee's findings and recommendations are reported to management and the Board of Directors for appropriate action. The Audit Committee met once during fiscal 2000.

     The Board of Directors has a Compensation Committee which, during the fiscal year ended December 31, 2000, consisted of Messrs. Parker, Hamilton and Behrens. The function of the Compensation Committee is to consider and act upon management's recommendations to the Board of Directors on salaries, bonuses and other forms of compensation for the Company's executive officers and certain other key employees. The Compensation Committee has been appointed by the Board of Directors to administer the Company's stock option plans (subject in some cases to action by the full Board). The Compensation Committee held one meeting during fiscal 2000.

     The Board of Directors has a Budget Committee, consisting of Mr. Johnson and Mr. Wojtek, whose function is to consider matters relating to the Company's drilling program and the Company's budget and related matters. The Budget Committee's actions are advisory only and not binding on the Board unless the Board decides otherwise.

     The Board of Directors does not have a standing Nominating Committee.

     During the fiscal year ended December 31, 2000, each director attended at least 75% of the aggregate of the total number of Board of Directors' meetings and of meetings of committees of the Board of Directors on which he served.

SECTION 16(a) REPORTING DELINQUENCIES

     Section 16(a) of the Exchange Act requires that the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes of ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all such forms they file.

     Based solely on its review of the copies of such forms received by the Company, and on written representations by the Company's officers and directors regarding their compliance with the filing requirements, the Company believes that during the fiscal year ended December 31, 2000, all reports required by
Section 16(a) to be filed by its directors, officers and greater than 10% beneficial owners were filed on a timely basis, except that each of Mr. Behrens, Mr. Chavkin, Mr. Hamilton and Mr. Loyd was late in filing a Form 5 reporting a grant of 2,500 options in 2000.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the annual, long-term and total compensation for (i) the Company's Chief Executive Officer for the fiscal years ended December 31, 2000, 1999 and 1998 and (ii) its other four executive officers, for the fiscal years ended December 31, 2000, 1999 and 1998 (collectively, the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                                                          AWARDS
                                         ANNUAL COMPENSATION                           ------------
NAME AND                              -------------------------      OTHER ANNUAL         STOCK           ALL OTHER
PRINCIPAL POSITION             YEAR     SALARY($)      BONUS($)   COMPENSATION($)(1)    OPTIONS(#)    COMPENSATION($)(2)
------------------             ----   --------------   --------   ------------------   ------------   ------------------
S.P. Johnson IV                2000   $225,925         $22,680            --             125,000           $593.40
  President and Chief          1999   $200,375(3)           --            --                  --           $862.60
  Executive Officer            1998   $210,000              --            --                  --           $ 2,615
Frank A. Wojtek                2000   $161,375         $16,200            --              50,000           $524.40
  Chief Financial Officer,     1999   $143,125(3)           --            --                  --           $874.60
  Vice President, Secretary    1998   $150,000              --            --              10,000           $ 2,573
  and Treasurer
George Canjar                  2000   $161,375         $16,200            --                  --           $524.40
  Vice President of            1999   $143,125(3)           --            --              15,000           $874.60
  Exploration and              1998   $150,000              --            --              25,000           $ 2,573
  Development
Kendall A. Trahan              2000   $145,238         $14,580            --                  --           $462.36
  Vice President of Land       1999   $128,812.50(3)        --            --              13,500           $821.76
                               1998   $135,000              --            --              25,000           $ 2,447
Brad Fisher                    2000   $124,225         $18,000            --              50,000           $317.40
  Vice President of
    Operations

---------------

(1) For the fiscal years 1998, 1999 and 2000 the Named Executives did not receive any annual compensation not properly categorized as salary or bonus, except for certain perquisites and other personal benefits which are not shown because the aggregate amount of such compensation, if any, for each Named Executive during each of those fiscal years did not exceed the lesser of $50,000 or 10% of total salary and bonus reported for that Named Executive.

(2) For fiscal year 2000, all other compensation consists of life insurance premiums of $593.40, $524.40, $524.40, $462.36 and $317.40 for Mr. Johnson,
    Mr. Wojtek, Mr. Canjar, Mr. Trahan and Mr. Fisher, respectively. For the fiscal year 1999, other compensation consists of contributions of $175, $250, $250, and $225 by the Company under its 401(k) plan for Mr. Johnson, Mr. Wojtek, Mr. Canjar and Mr. Trahan, respectively, and life insurance premiums of $687.60, $624.60, $624.60 and $596.76 for Mr. Johnson, Mr.
    Wojtek, Mr. Canjar and Mr. Trahan, respectively. For the fiscal year 1998, all other compensation consists of contributions of $2,195, $2,195, $2,195 and $2,195 by the Company under its 401(k) Plan for Mr. Johnson, Mr. Wojtek, Mr. Canjar and Mr. Trahan, respectively, and life insurance premiums of $420, $378, $378 and $252 for Mr. Johnson, Mr. Wojtek, Mr. Canjar and Mr. Trahan, respectively.

(3) The Compensation Committee reduced each of the Named Executives' salaries by 10% effective February 1, 1999. However, in December 1999 50% of the portion of the salary that was reduced was paid to each Named Executive. On March 31, 2000, the remaining 50% of the portion of the salary that was reduced was paid to each Named Executive, consisting of $9,625, $6,875, $6,875 and $6,187.50 to Mr. Johnson, Mr. Wojtek, Mr. Canjar and Mr. Trahan, respectively.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to stock options granted during fiscal 2000 to the Named Executives.

                                                                                         POTENTIAL REALIZABLE
                                                                                          VALUES AT ASSUMED
                                                                                           ANNUAL RATES OF
                         NUMBER OF      % OF TOTAL                                           STOCK PRICE
                         SECURITIES    OPTIONS/SARS                                        APPRECIATION FOR
                         UNDERLYING     GRANTED TO                                        OPTION TERM(1)(2)
                        OPTIONS/SARS   EMPLOYEES IN   EXERCISE PRICE                     --------------------
NAME                      GRANTED      FISCAL YEAR     ($/SHARE)(1)    EXPIRATION DATE    5%($)      10%($)
----                    ------------   ------------   --------------   ---------------   --------   ---------
S. P. Johnson IV......     25,000          5.9%          $3.1406             --           54,985     144,485
Frank A. Wojtek.......          0            0                --             --               --          --
George Canjar.........          0            0                --             --               --          --
Kendall A. Trahan.....          0            0                --             --               --          --
Brad Fisher...........          0            0                --             --               --          --

---------------

(1) The exercise price of the options granted is equal to or greater than the market value of the Company's Common Stock on the date of grant.

(2) Potential realizable value of each grant assumes that the market price of the underlying security (based upon the value of the Common Stock on the date of grant) appreciates at annualized rates of 5% and 10% over the term of the award. Actual gains, if any, on stock option exercises are dependent on the future performance of Common Stock and overall market conditions. There can be no assurance that the amounts reflected on this table will be achieved.

OPTION REPRICING: COMPENSATION COMMITTEE REPORT ON REPRICING

     In February 2000, the Company reviewed the stock options issued under the Incentive Plan and held by the Named Executives which were "out of the money" (an exercise price higher than the market price of the Common Stock). The Company concluded that in light of the disparity between the exercise price of such options and the then current market price of the Common Stock, the options no longer provided the desired incentive to option holders. The Company offered to issue replacement options for all options held by such Named Executives that were "out of the money" on February 17, 2000, subject to the approval of the optionee. Pursuant to the Repricing, 170,000 outstanding options issued under the Incentive Plan held by the Named Executives were voluntarily terminated, and a total of 170,000 new options, each with an exercise price of $2.25 per share and a term of ten years from the date of grant, were issued. The new options are exercisable in 33% increments in each of the three years following the date of the grant. The table below sets forth certain information concerning the new options issued in the Repricing for each of the Named Executives during 2000. The options granted to Messrs. Canjar, Fisher and Trahan during fiscal 1999 were not "out of the money" and therefore were not repriced. The options granted to Messrs. Canjar and Trahan prior to the IPO that were not issued under the Incentive Plan, consisting of 138,825 and 83,295 shares respectively, were not repriced. Except pursuant to the Repricing, no repricing of options has occurred since the Company's inception in 1993. Options held by Outside Directors were subject to repricing on terms consistent with those of the repricing of the options held by the Named Executives. See "Compensation of Outside Directors".

                                The Compensation Committee

                                Christopher C. Behrens
                                Douglas A.P. Hamilton
                                F. Gardner Parker

                        TEN YEAR OPTION REPRICING TABLE

                                                                                     EXERCISE                 LENGTH OF
                                                 NUMBER OF                           PRICE OF                  ORIGINAL
                                                 SECURITIES       MARKET PRICE       ORIGINAL                OPTION TERM
                                                 UNDERLYING        OF STOCK AT      OPTIONS AT      NEW      REMAINING AT
                                              ORIGINAL OPTIONS       TIME OF         TIME OF      EXERCISE     DATE OF
NAME                                DATE        REPRICED(#)      REPRICING($)(1)   REPRICING($)   PRICE($)    REPRICING
----                             ----------   ----------------   ---------------   ------------   --------   ------------
S. P. Johnson, IV..............  02/17/2000       100,000            2.1875            11.00        2.25      78 months
Frank A. Wojtek................  02/17/2000        40,000            2.1875            11.00        2.25      78 months
                                 02/17/2000        10,000            2.1875           6.4375        2.25      90 months
Brad Fisher....................  02/17/2000        20,000            2.1875             6.00        2.25      90 months

---------------

(1) The closing price of the Common Stock on February 17, 2000.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the unexercised options to purchase the Common Stock held by the Named Executives at December 31, 2000.

                                                       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                             SHARES                   UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                            ACQUIRED      VALUE     OPTIONS AT FISCAL YEAR-END       FISCAL YEAR-END($)(2)
                               ON        REALIZED   ---------------------------   ---------------------------
NAME                       EXERCISE(#)    ($)(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                       -----------   --------   -----------   -------------   -----------   -------------
S. P. Johnson IV.........        --           --           --        100,000             --        837,110
Frank A. Wojtek..........        --           --           --         50,000             --        343,750
George Canjar............        --           --      160,492         18,333        847,426         93,665
Kendall A. Trahan........     7,500       27,861       96,962         17,333        599,422         86,520
Brad Fisher..............    10,000       44,562           --         70,000             --        486,250

---------------

(1) Value realized is calculated based on the difference between the option exercise price and the closing market price of the Company's Common Stock on the date of exercise, multiplied by the number of shares underlying the options.

(2) Value of unexercised in-the-money options is calculated based upon the difference between the option price and the closing price of the Company's Common Stock at fiscal year-end, multiplied by the number of shares underlying the options. The closing price of the Company's Common Stock, as reported on the NASDAQ Stock Market on December 31, 2000, was $9.125.

     As described above, the Company offered to reprice all "out of the money" options issued pursuant to the Incentive Plan and held by the Named Executives in February 2000. As a result of this repricing, the new options granted in the repricing were unexercisable and, among other things, the exercise price of these new options was lower than the options they replaced. The options granted to Messrs. Canjar and Trahan during fiscal 1999 were not "out of the money" and therefore not repriced. The options granted to Messrs. Canjar and Trahan prior to the IPO that were not issued under the Incentive Plan, consisting of 138,825 and 83,295 underlying shares respectively, were not repriced.

CERTAIN TRANSACTIONS

  Repurchase of Preferred Stock

     On December 15, 1999, the Company consummated the transactions (the "Enron Repurchase") contemplated by the Stock and Warrant Purchase Agreement dated December 1, 1999 ("Enron Purchase Agreement") among the Company and Enron North America Corp. ("ENA"), Joint Energy Development Investments II Limited Partnership ("JEDI II") and Sundance Assets, L.P. ("Sundance") (ENA, JEDI II and Sundance, collectively, the "Enron Parties"). Such transactions included (i) the payment to the Enron Parties of an aggregate purchase price of $12,000,000 and other fees, (ii) the repurchase of all the outstanding shares of the Company's 9% Series A Preferred Stock, (iii) the repurchase of 750,000 previously outstanding warrants to purchase the Company's Common Stock held by the Enron Parties and (iv) the amendment of the terms of 250,000 warrants (the "Retained Enron Warrants") to purchase the Company's Common Stock retained by the Enron Parties. The exercise price of the Retained Enron Warrants was reduced from $11.50 per share to $4 per share as contemplated by the Enron Purchase Agreement.

  Sale of Common Stock, Notes and Warrants

     Also on December 15, 1999, the Company consummated the transactions (the "Financing") contemplated by a Securities Purchase Agreement dated December 15, 1999 (the "Securities Purchase Agreement") among the Company, CB Capital Investors, L.P. ("Chase") (now J.P. Morgan Partners), Mellon Ventures, L.P. ("Mellon"), Paul B. Loyd, Jr., Douglas A.P. Hamilton and Steven A. Webster (excluding the Company, the "Investors"). Such transactions included (i) the payment by the Investors of an aggregate purchase price of $30,000,000, (ii) the sale of an aggregate of $22,000,000 principal amount of 9% Senior Subordinated Notes due 2007 (the "Notes") to the Investors, (iii) the sale of an aggregate of 3,636,364 shares of the Company's Common Stock for $2.20 per share to the Investors, (iv) the sale of warrants (the "Warrants") to purchase up to 2,760,189 shares of the Company's Common Stock (the "Warrant Shares") at the exercise price of $2.20 per share, subject to adjustments, to the Investors, (v) the execution of the Shareholders Agreement dated December 15, 1999 (the "Shareholders Agreement") among the Company, Chase, Mellon, Paul B. Loyd, Jr., Douglas A.P. Hamilton, Steven A. Webster, S.P. Johnson IV, Frank A. Wojtek and DAPHAM Partnership, L.P., (vi) the execution and delivery of the Warrant Agreement dated December 15, 1999 (the "Warrant Agreement") among the Company, Chase, Mellon, Paul B. Loyd, Jr., Douglas A.P. Hamilton and Steven A. Webster,
(vii) the execution of the Registration Rights Agreement dated December 15, 1999 ("Chase Registration Rights Agreement") among the Company, Chase and Mellon,
(viii) the execution of the Amended and Restated Registration Rights Agreement dated December 15, 1999 ("Amended Founders Registration Rights Agreement") among the Company, Paul B. Loyd, Jr., Douglas A.P. Hamilton, Steven A. Webster, S.P. Johnson IV, Frank A. Wojtek and DAPHAM Partnership, L.P., and (ix) the execution of a Compliance Sideletter dated December 15, 1999 among the Company, Chase and Mellon (the "Compliance Sideletter").

     In addition to providing for the foregoing transactions, the Securities Purchase Agreement provides that the Notes will be subordinated and subject in right of payment to the prior payment of the senior indebtedness of the Company, which includes but is not limited to certain indebtedness under the Company's senior credit facility with Compass Bank, certain indebtedness incurred pursuant to borrowing base limitations supported by the Company's oil and gas properties, certain purchase money indebtedness issued or incurred to finance consolidated capital expenditures, and certain indebtedness incurred pursuant to the financing of certain acquisitions or the development of the Company's oil and gas properties with proved reserves.

     The Warrants are exercisable at any time prior to the expiration date on December 15, 2007 for the purchase of an aggregate of 2,760,189 shares of Common Stock at an exercise price of $2.20 per share, subject to certain adjustments.

     Each Warrant may be exercised by cash payment or on a "cashless basis" by utilizing the average market price during the 4-day trading period preceding the date of exercise.

     The number and kind of Warrant Shares issued and the exercise price are subject to adjustment in certain circumstances, including (a) if the Company pays a dividend in Common Stock or distributes shares of its Common Stock, subdivides, splits or reclassifies its outstanding shares of Common Stock into a larger number of shares of Common Stock, or combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock, (b) if the Company issues shares of Common Stock or securities exercisable or exchangeable for or convertible into shares of Common Stock for no consideration or for less than the market value ( as specified in the Warrant) of the Common Stock, subject to certain exceptions, (c) if the Company distributes any of its equity securities (other than Common Stock or options) to the holders of the Common Stock on a pro rata basis, (d) if the Company engages in a consolidation, merger or business combination, sells all of its assets to another person or entity, or enters into certain capital reorganizations or reclassifications of the capital stock of the Company or (e) the Company takes certain other actions affecting its Common Stock.

     Chase required that the Company's outside directors, Messrs. Loyd, Hamilton and Webster, invest an aggregate of at least $3,000,000 in the Financing and each invested $1,000,000 in the Financing. As part of the Financing, an aggregate fee of $405,000 was paid to Chase and Mellon.

     Of the approximately $29,000,000 net proceeds of the Financing, $12,060,000 was used to fund the Enron Repurchase and related expenses, $2,025,000 was used to repay a bridge loan extended to the Company by its outside directors, $3,000,000 was used to repay other indebtedness, and the Company expects the remaining proceeds to be used to fund the Company's ongoing exploration and development program and general corporate purposes.

     Under the Shareholders Agreement each of S.P. Johnson IV, Frank A. Wojtek, Paul B. Loyd, Jr., Douglas A.P. Hamilton, Steven A. Webster, DAPHAM Partnership, L.P., Chase and Mellon (the "Shareholders") have agreed not to transfer shares of the Common Stock or the Warrants to a competitor of the Company and have agreed to cause certain transferees to be bound by the Shareholders Agreement.

     The Shareholders Agreement provides that so long as Chase owns at least 15% of the Common Stock of the Company (with percentage ownerships being determined as specified in the Shareholders Agreement), the Shareholders agree to vote their shares to cause the number of directors constituting the Board of Directors to be seven and to cause the election of two directors to be nominated by Chase. The Shareholders have agreed, so long as Chase owns at least 7.5% of the Common Stock (with percentage ownerships being determined as specified in the Shareholders Agreement) of the Company but less than 15%, to vote their shares to cause the number of directors constituting the Board of Directors to be seven and to cause the election of one director to be nominated by Chase. The Shareholders have also agreed if at any time after December 15, 2004, Chase then owns at least 15% of the Common Stock (with percentage ownerships being determined as specified in the Shareholders Agreement) that, unless there shall have occurred certain completed or proposed sale transactions involving the Company or there has occurred a specified minimum public float of Common Stock, then Chase has the right to designate two additional members to the Board and the size of the Board shall be increased accordingly. The Shareholders have agreed to vote their shares in accordance with such arrangement. The Company, upon Board approval, was entitled to increase the size of the Board by one additional member at any time after the first shareholders meeting following the Financing, and, as such, approved the addition to the Board of Mr. Gardner in fiscal 2000. If the Company at any other time increases the size of the Board of Directors, the Shareholders have agreed to take action, including the voting of their securities, to cause to be elected the number of directors nominated by Chase necessary to maintain the applicable proportion of directors nominated by Chase to the Board of Directors.

     Pursuant to the Shareholders Agreement, Messrs. Christopher Behrens and Arnold Chavkin were appointed to the Company's Board of Directors.

     For so long as Chase is entitled to designate a director, at least one such director is required to be a member of each committee of the Company's Board of Directors and the board of directors of any subsidiary of the Company. The Company has, in connection with the Shareholders Agreement, established a Budget Committee of the Board of Directors that will consider matters relating to the Company's drilling program, the Company's budget and related matters. In certain circumstances in which Chase is entitled to name a director and such directorship is vacant, Chase may instead appoint one or more Board observers in lieu of directors.

     The Company agreed in the Shareholders Agreement to limit the maximum number of common stock equivalents issuable under the Company's equity incentive plans to 2.5 million shares and equivalents (including any shares and equivalents issued or issuable as of the date of the Shareholders Agreement).

     The Shareholders have also agreed in the Shareholders Agreement to cooperate with the Company in complying with the terms of the Compliance Sideletter (described below), including by voting in favor of actions taken to remedy certain regulatory problems.

     If S.P. Johnson IV, Frank A. Wojtek, Paul B. Loyd, Jr., Douglas A.P. Hamilton, Steven A. Webster, DAPHAM Partnership L.P. or certain transferees thereof (each a "Founder Shareholder") desires to make certain transfers of shares of Common Stock that are not Public Sales (as determined in the Shareholders Agreement), such Founder Shareholder must allow Mellon and any Shareholder who holds at least 10% of the Common Stock of the Company and is not a Founder Shareholder (collectively, the "Significant Shareholders") the option also to include shares in the transfer. If the prospective transferee is unwilling or unable to acquire all such shares, then the transferring Founder Shareholder may either cancel the proposed transfer or allocate on a proportional basis the number of shares the prospective transferee is willing to acquire among the transferring Founder Shareholder and the Significant Shareholders.

     Under the Shareholders Agreement, the Company has granted to the Significant Shareholders rights to purchase certain (i) equity securities, (ii) debt securities, (iii) options, warrants and other rights to acquire each of such securities and (iv) common stock equivalents convertible into or exchangeable for equity securities issuable by the Company, provided that securities issued pursuant to equity incentive plans, securities issued in certain public offerings, securities issued as consideration in a merger, business combination or acquisition, certain securities issued upon conversion of other securities, the Warrant Shares, and certain distributions of securities are all excluded from this right.

     The Shareholders Agreement terminates upon the first to occur of (a) notice of termination by holders of 50% of the shares held by Chase or Mellon (and certain of their transferees), (b) certain sale transactions involving the Company or (c) the time neither Chase nor Mellon (or certain of their transferees) owns more than 7 1/2% of the Common Stock.

     Additional information concerning the Notes, the Warrants, the Shareholders Agreement and the transactions relating to the Securities Purchase Agreement may be found in the Company's Current Report on Form 8-K dated December 15, 1999, including the exhibits to that document.

  Guarantee of Term Loan, Directors' Bridge Loan

     Douglas A.P. Hamilton, Paul B. Loyd, Jr. and Steven A. Webster, each of whom is a director of the Company, have guaranteed the term loan portion of the credit facility with Compass Bank. As of February 28, 2001, the total outstanding borrowings under the term loan were $4,380,000. These directors have also provided collateral ("the Collateral"), primarily in the form of marketable securities, to secure the borrowing base portion of the Company's credit facility. As of March 1, 2001, the aggregate amount of this collateral was approximately $3.3 million. This collateral was provided in connection with the deferral of principal payments due under the borrowing base facility until July 1, 1999. In consideration for providing such collateral, and to secure an incremental $700,000 advance made under the facility on September 20, 1999, the Company assigned such Directors an aggregate 1.0% overriding royalty interest proportionately reduced to the Company's interest in the Huebner #1 and Fondren Letulle #1 wells. In November 1999, Messrs. Hamilton, Webster and Loyd provided a bridge loan in the amount of $2,000,000 to the Company, secured by certain oil and natural gas properties. This bridge loan bore interest at 14% per annum. Also in consideration for the bridge loan, the Company assigned to Messrs. Hamilton, Webster and Loyd an aggregate 1.0% overriding royalty interest in the Huebner #1 and Fondren Letulle #1 wells (combined with the prior assignment, a 2% overriding royalty interest), a .8794% interest in Neblett #1 (N. La Copita), a 1.0466% interest in STS 104-5 #1, a 1.544% interest in USX Hematite #1, a 2.0% interest in Huebner #2 and a 2.0% interest in

Burkhart #1. On December 15, 1999 the bridge loan was repaid in its entirety with proceeds from the Financing. The Company authorized release of the Collateral on April 4, 2001.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation programs are designed to attract and retain highly qualified executives and to motivate them to maximize shareholder returns. The Company's executive compensation program is intended to provide competitive compensation levels and incentive pay levels that vary based on corporate and individual performance.

     There are three basic components to the Company's current compensation system: base pay; annual incentive compensation in the form of a cash bonus; and long-term equity-based incentive compensation. Each component is addressed in the context of individual and Company performance and competitive conditions. In determining competitive compensation levels, the Company analyzes data that includes information regarding the general oil and natural gas exploration and production industry.

     Actual individual awards and changes in remuneration to the individual executives are determined by the Compensation Committee. The Chief Executive Officer works with the Compensation Committee in the design of the plans and makes recommendations to the Committee regarding the salaries and bonuses of Company employees that report directly to him. Grants or awards of stock, including stock options, are individually determined and administered by the Compensation Committee.

     Base Pay. Base pay is designed to be competitive with salary levels for comparable executive positions at other oil and natural gas exploration and production companies and the Compensation Committee reviews such comparable salary information as one factor to be considered in determining the base pay for the Company's executive officers. Other factors the Compensation Committee considers in determining base pay for each of the executive officers are that officer's responsibilities, experience, leadership, potential future contribution, and demonstrated individual performance. The types and relative importance of specific financial and other business objectives vary among the Company's executives depending on their positions and the particular operations and functions for which they are responsible. The Compensation Committee also considers the Company's earnings levels and progress in implementing its business strategy in establishing base salary increases for executives. The employment contracts of the executive officers provide that base pay is to be reviewed at least annually and will be increased at any time and from time to time, and that any increase will be substantially consistent with increases in base salary generally awarded in the ordinary course of business to executives of the Company. Primarily as a result of the negative effect on the Company's financial results of low oil and natural gas prices during 1998 and parts of 1999, each of the executive officers' base salary was reduced by 10%, effective February 1, 1999. As a result of the positive effect on the Company's financial results of higher oil and natural gas prices and the increased liquidity of the Company at the end of 1999, the 10% reduction in salary was removed and 50% of the value of the reduction was paid to each of the executive officers in December 1999 and the other 50% was paid on March 31, 2000. As a result of the positive effects on the Company's financial results of continued improvements in oil and natural gas prices and production levels, each of the Named Executive base salary was increased by 8% effective August 16, 2000.

     Annual Bonus. The annual bonus is determined by the Compensation Committee. The employment contracts with the executive officers contemplate annual bonus awards in an amount comparable to the annual bonus of other Company executives, taking into account the individual's position and responsibilities. In addition, Mr. Canjar receives certain overriding royalty interests on prospects he generates as a further incentive in his role as Vice President of Exploration and Development. In light of the Company's financial results for fiscal 2000, each of the Named Executives was awarded a bonus equal to 10 percent of their annual base pay.

     Long-Term Equity-Based Compensation. To date, the Company has relied primarily upon stock option awards to provide long-term incentives for executives. Prior to the Company's IPO, the shareholders and the Board of Directors of the Company approved the Company's Incentive Plan. The objectives of the Incentive Plan are to (i) attract and retain the services of key employees, qualified independent directors and qualified consultants and other independent contractors and (ii) encourage a sense of proprietorship in and stimulate the active interest of those persons in the development and financial success of the Company by making awards designed to provide participants in the Incentive Plan with proprietary interest in the growth and performance of the Company. Long-term equity-based compensation is tied to shareholder return.

     Under the Company's Incentive Plan, long-term incentive compensation consists of stock options, which generally have a ten-year term and vest in 33% increments in each of the three years following the date of the grant. The exercise price of stock options granted is equal to or greater than the fair market value of the Common Stock on the date of grant; accordingly, executives receiving stock options are rewarded only if the market price of the Common Stock appreciates. Stock options are thus designed to align the interests of the Company's executives with those of its shareholders by encouraging executives to enhance the value of the Company and, hence, the price of the Common Stock and each shareholder's return.

     On April 28, 2000, the Company granted options to purchase 25,000 shares to Mr. Johnson, at an exercise price per share of $3.1406. These options have a ten-year term and vest in 33% increments in each of the three years following the date of the grant.

     The Company may periodically grant new options to provide continuing incentive for future performance. In making the decision to grant additional options, the Compensation Committee would expect to consider factors such as the size of previous grants and the number of options held. In determining whether to grant executive officers stock options under the Plan, the Compensation Committee considers factors, including that executive's current ownership stake in the Company, the degree to which increasing that ownership stake would provide the executive with additional incentives for future performance, the likelihood that the grant of those options would encourage the executive to remain with the Company and the value of the executive's service to the Company.

     Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits (to $1 million per covered executive) the deductibility for federal income tax purposes of annual compensation paid to a company's chief executive officer and each of its other four most highly compensated executed officers. All options granted under the Company's Incentive Plan in fiscal year 1999 are intended to qualify for an exemption from the application of Section 162(m) of the Code, thereby preserving the deductibility for federal income tax purposes of compensation that may be attributable to the exercise of such options.

     Compensation of the Chief Executive Officer. The Compensation Committee based the compensation of the Company's Chief Executive Officer, Mr. Johnson, on the same considerations described above for other executive officers. Consistent with its decision to award bonuses to the other executive officers, the Compensation Committee awarded Mr. Johnson a bonus during 2000 equal to 10% of his annual base pay. Like the other executive officers, Mr. Johnson's base salary was reduced by 10%, effective February 1, 1999. As a result of the positive effect on the Company's financial results of higher oil and natural gas prices and the increased liquidity of the Company at the end of 1999, the 10% reduction in Mr. Johnson's salary was removed and 50% of the value of the reduction was paid to him in December 1999 and the other 50% was paid on March 31, 2000. As a result of the positive effects on the Company's financial results of continued improvements in oil and natural gas prices and production levels, Mr. Johnson's base salary was increased by 8% effective August 16, 2000.

     Executive compensation is an evolving field. The Compensation Committee monitors trends in this area, as well as changes in law, regulation and accounting practices, that may affect either its compensation practices or its philosophy. Accordingly, the Committee reserves the right to alter its approach in response to changing conditions.

                                            The Compensation Committee

                                            Christopher C. Behrens
                                            Douglas A.P. Hamilton
                                            F. Gardner Parker

EMPLOYMENT ARRANGEMENTS

     The Company has entered into employment agreements with each executive officer listed below. While the employment agreements were not amended, each of the officers' base salary increased by 8 percent, effective August 16, 2000. The following chart shows the annual base salaries that the executive officers listed therein are currently being paid by the Company.

NAME AND CURRENT POSITION                                     ANNUAL SALARY
-------------------------                                     -------------
S. P. Johnson IV............................................    $226,800
  President and Chief Executive Officer
Frank A. Wojtek.............................................    $162,000
  Vice President and Chief Financial Officer
George Canjar...............................................    $162,000
  Vice President of Exploration and Development
Kendall A. Trahan...........................................    $145,800
  Vice President of Land
Brad Fisher.................................................    $129,600
  Vice President of Operations

     Each of the employment agreements also provided for the initial grants of stock options for Messrs. Johnson and Wojtek and revisions to previously granted stock options for Messrs. Canjar and Trahan. The agreement with Mr. Canjar also includes a provision that entitles him to an undivided 0.5% overriding royalty interest, proportionately reduced to the Company's working interest, in all oil, gas and other minerals that may be produced and saved from prospects generated by Mr. Canjar.

     Each of the employment agreements of Mr. Johnson, Mr. Wojtek, Mr. Trahan and Mr. Canjar has an initial three-year term provided that at the end of the second year of such initial term and on every day thereafter, the term of each such employment agreement will automatically be extended for one day, such that the remaining term of the agreement shall never be less than one year. Under each agreement, both the Company and the employee may terminate the employee's employment at any time. Upon termination of employment on account of disability or if employment is terminated by the Company for any reason (except under certain limited circumstances defined as "for cause" in the agreement), or if employment is terminated either (x) by the employee subsequent to a change of control (as defined and including certain terminations prior to a change of control if caused by a person involved in precipitating a change of control) or
(y) by reason of death during a sixty day period following the elapse of one year after such a change of control ("window period") or with good reason (as defined), under the agreement the employee will generally be entitled to (i) an immediate lump sum cash payment equal to 150% (375% if termination occurs after a change of control) of his annual base salary that would have been payable for the remainder of the term of the applicable agreement discounted at 6%, (ii) continued participation in all the Company's welfare benefit plans and continued life insurance and medical benefits coverage and (iii) the immediate vesting of any stock options or restricted stock previously granted to such employee and outstanding as of the time immediately prior to the date of his termination, or a cash payment in lieu thereof (the "Cash Election"). Provided that the Performance Shares vest only if the termination of employment is by the employee with good reason or during a window period or is by the Company without cause, then in the event of a Cash Election, the employee, in the case of Messrs. Canjar and Trahan, will receive in exchange for any or all compensatory awards that are either denominated in or payable in Common Stock, including options and restricted stock, an amount in cash equal to the excess of (x) the highest price per share (as defined below) over (y) the exercise or purchase price, if any, of such awards. The Term "Highest Price Per Share" generally means the highest price per share that can be determined to have been paid or agreed to be paid for any share of Common Stock by certain classes of persons, including (1) a beneficial owner of 10% or more of the outstanding voting stock of the Company and (2) a person who has any material involvement in proposing or effectuating a change of control (as defined). If employment terminates due to death of the employee and other than in a window period, the Company will pay a sum equal to the amount of the employee's annual base salary for the remaining term of the agreement, reduced by the amount payable under any life insurance policies to the extent that such amounts are attributable to premiums paid by the Company. The salaries in each of these agreements are subject to periodic review and provide for increases consistent with increases in base salary generally awarded to other executives of the Company. Each agreement entitles the employee to participate in all of the Company's incentive, savings, retirement and welfare benefit plans in which other executive officers of the Company participate. The agreements each provide for an annual bonus in an amount comparable to the annual bonus of other Company executives, taking into account the individual's position and responsibilities.

AUDIT COMMITTEE REPORT

     The Audit Committee's purpose is to assist the Board of Directors in its oversight of the Company's internal controls and financial statements and the audit process. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are "independent," as required by applicable standards of the Nasdaq Stock Market. The Audit Committee operates pursuant to a written charter adopted by our Board of Directors; a copy of the current Audit Committee charter is attached to this proxy statement as Appendix A.

     Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

     In performing its oversight role, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect.

     Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

     The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the independent auditors are in fact "independent."

                                            The Audit Committee

                                            F. Gardner Parker
                                            Paul B. Loyd, Jr.
                                            Arnold L. Chavkin

PERFORMANCE GRAPH

     The following graph presents a comparison of the yearly percentage change in the cumulative total return on the Common Stock over the period from August 6, 1997, the date of the Company's initial public offering, to December 31, 2000, with the cumulative total return of the S&P 500 Index and of the American Stock Exchange Natural Resource Industry Index of publicly traded companies over the same period. The graph assumes that $100 was invested on August 6, 1997, in the Common Stock at its initial public offering price of $11.00 per share and in each of the other two indices and the reinvestment of all dividends, if any.

     The graph is presented in accordance with SEC requirements. Shareholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future financial performance.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                     AMONG CARRIZO OIL & GAS, INC., THE S&P
                        500 INDEX AND THE AMERICAN STOCK
                           EXCHANGE NATURAL RESOURCE
                                 INDUSTRY INDEX

                              [PERFORMANCE GRAPH]

--------------------------------------------------------------------------------
                                                    S & P      AMEX      C O & G
--------------------------------------------------------------------------------
 08/06/97                                            100        100        100
 09/30/97                                             99        107        136
 12/31/97                                            101         91         72
 03/31/98                                            115         84         66
 06/30/98                                            118         75         50
 09/30/98                                            106         64         25
 12/31/98                                            128         59         13
 03/31/99                                            134         65         10
 06/30/99                                            143         74         18
 09/30/99                                            134         79         18
 12/31/99                                            153         80         18
 03/31/00                                            156         88         35
 06/30/00                                            151         96         55
 09/30/00                                            150        104        127
 12/31/00                                            137        112         83

* $100 Invested on August 6, 1997 in Stock or Index
  (Including Reinvestment of Dividends).

                                   PROPOSAL 2

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed, and recommends the approval of the appointment of, Arthur Andersen LLP, who have been the Company's auditors since 1997, as independent public accountants for the fiscal year ending December 31, 2001. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

     Unless shareholders specify otherwise in the proxy, proxies solicited by the Board of Directors will be voted by the persons named in the proxy at the Annual Meeting to ratify the selection of Arthur Andersen LLP as the Company's auditors for 2001. The affirmative vote of a majority of the votes cast at the Annual Meeting will be required for ratification.

PRINCIPAL AUDITOR FEES

     During 2000, Carrizo Oil & Gas, Inc. retained its principal auditor, Arthur Andersen LLP, to provide services in the following categories and amounts:

DESCRIPTION                                                    AMOUNT
-----------                                                    -------
Audit Fees..................................................   $98,318
Financial Information Systems Design and Implementation
  Fees......................................................   $    --
All Other Fees(1)...........................................   $ 5,401

---------------

(1) Other fees primarily related to consulting, tax compliance and consulting, due diligence activities related to acquisitions or other activities, work performed in connection with registration statements and various statutory or other audits.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP.

OTHER BUSINESS

     As of the date of this proxy statement, the Board of Directors is not informed of any other matters, other than those above, that may be brought before the meeting. The persons named in the enclosed form of proxy or their substitutes will vote with respect to any such matters in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Rule 14a-8 under the Securities Exchange Act of 1934, as amended, addresses when a company must include a shareholder's proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under Rule 14a-8, proposals that shareholders intend to have included in the Company's proxy statement and form of proxy for the 2002 Annual Meeting of Shareholders must be received by the Company no later than December 13, 2001. However, if the date of the 2002 Annual Meeting of Shareholders changes by more than 30 days from the date of the 2002 Annual Meeting of Shareholders, the deadline is a reasonable time before the Company begins to print and mail its proxy materials, which deadline will be set forth in a Quarterly Report on Form 10-Q or will otherwise be communicated to shareholders. Shareholder proposals must also be otherwise eligible for inclusion.

     If a shareholder desires to bring a matter before an annual or special meeting and the proposal is submitted outside the process of Rule 14a-8, the shareholder must follow the procedures set forth in the Company's Bylaws. The Company's Bylaws provide generally that shareholders who wish to nominate directors or to bring business before a shareholders' meeting must notify the Company and provide certain pertinent information at least 80 days before the meeting date (or within ten days after public announcement pursuant to the Bylaws of the meeting date, if the meeting date has not been publicly announced more than 90 days in advance). If the date of the 2002 Annual Meeting of Shareholders is the same as the date of the 2001 Annual Meeting of Shareholders, shareholders who wish to nominate directors or to bring business before the 2002 Annual Meeting of Shareholders must notify the Company no later than February 27, 2002.

                                            By Order of the Board of Directors

                                            /s/ FRANK A. WOJTEK

                                            Frank A. Wojtek,
                                            Secretary

Dated: April 18, 2001
Houston, Texas

                                                                      APPENDIX A

            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

AUDIT COMMITTEE PURPOSE AND AUTHORITY

     The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities relating to the Company's accounting, auditing and financial reporting practices and processes. Included in those oversight responsibilities are:

     - Monitoring the integrity of the Company's financial reporting process and systems of internal controls regarding finance and accounting.

     - Monitoring the independence and performance of the Company's outside auditors and its internal auditing department.

     - Providing avenues of communication among the outside auditors, management, the internal auditing department, and the Board of Directors.

     The outside auditors are ultimately accountable to the Audit Committee and the Board of Directors as representatives of shareholders. The Audit Committee and Board of Directors has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors (or nominate the outside auditor to be proposed for shareholder approval). The Audit Committee shall make recommendations to the full Board in connection with such selection, evaluation, replacement or nomination of the outside auditors.

     The Audit Committee has the power and authority of the Board of Directors relating to the matters covered by this Charter, including the authority to engage any resources it deems necessary in the performance of its duties. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or outside auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

AUDIT COMMITTEE COMPOSITION AND MEETINGS

     The Audit Committee shall consist of at least three Directors, none of whom shall be an employee of the Company. Each member shall be free from any relationship that, in the opinion of the Board of Directors, may interfere with the exercise of his or her independence from management and the Company. Each member shall be "independent" as defined from time to time by the listing standards of The Nasdaq Stock Market ("Nasdaq") and by the applicable regulations of the Securities and Exchange Commission (the "SEC"), and shall meet any other applicable independence requirements of Nasdaq and the SEC. Each member shall be (or shall become within a reasonable time after appointment) financially literate, and at least one member shall have accounting or related financial management expertise, as the Board of Directors interprets such qualifications in its business judgment.

     The Audit Committee shall meet at least two times annually, and more frequently as the members deem it appropriate. All meetings of the Committee will be held pursuant to the Bylaws of the Company with regard to notice and waiver thereof, and written minutes of each meeting will be duly filed in the Company records. Reports of meetings of the Audit Committee shall be made to the Board of Directors at its next regularly scheduled meeting following the Audit Committee meeting accompanied by any recommendations to the Board of Directors approved by the Audit Committee.

AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

     The Audit Committee's responsibilities are in the nature of oversight. It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate or are in accordance with generally accepted accounting principles. The Company's financial management is responsible for preparing the Company's financial statements and the outside auditors are responsible for auditing those statements. In carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurances as to the Company's financial statements or the work of the outside auditors. It is not the duty of the Audit Committee to conduct investigations, to resolve any disagreements between management and the outside auditor, or to assure compliance with any law or regulations.

     The following functions are expected to be the common recurring activities of the Audit Committee. These functions are set forth as guides with the understanding that departures from them may be appropriate depending on the circumstances.

REVIEW PROCEDURES

1. Review this Charter at least annually. If necessary, make recommendations to the Board of Directors for amendment of the Charter.

2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and the outside auditors of significant issues regarding accounting principles, practices, and judgments and consideration with the outside auditors of the matters required to be discussed by Statement of Accounting Standards (SAS) No. 61. Based on its review, the Audit Committee shall make a recommendation to the Board of Directors as to the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K.

3. In consultation with the management, the outside auditors, and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Review significant findings prepared by the outside auditors and the internal auditing department together with management's responses.

4. As necessary, review with financial management and the outside auditors the Company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the outside auditors in accordance with SAS 61. The Chairman of the Audit Committee may represent the entire Audit Committee for purposes of this review.

OUTSIDE AUDITORS

5. The Audit Committee shall review the independence and performance of the outside auditors and annually recommend to the Board of Directors the appointment of the outside auditors or approve any discharge of auditors when circumstances warrant.

6. Approve the plan and fees for the annual auditing engagement and approve other significant professional services (including compensation) to be provided by the outside auditors.

7. On an annual basis, the Audit Committee shall request from the outside auditors a formal written statement delineating all relationships between the outside auditor and the Company consistent with Independent Standards Board Standard No. 1 and shall actively engage in a dialogue with the outside auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor. The Audit Committee shall take appropriate action or shall recommend that the full Board take appropriate action to oversee the independence of the outside auditors.

8. Discuss the results of the annual audit with the outside auditors.

9. Consider the outside auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

INTERNAL AUDIT DEPARTMENT (IF APPLICABLE)

10. Review the budget, plan, activities, and organizational structure of the internal audit department, if applicable or as needed.

11. Review the appointment and replacement of the senior internal audit executive.

12. Review significant reports prepared by the internal audit department together with management's response and follow-up to these reports.

OTHER AUDIT COMMITTEE RESPONSIBILITIES

13. Annually prepare a report to be included in the Company's annual proxy statement as required by the SEC.

14. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

15. Satisfy any other such duties as may be assigned to the Audit Committee, from time to time, by the Board of Directors.

                            CARRIZO OIL & GAS, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                  MAY 18, 2001

  P            The undersigned hereby appoints S.P. Johnson IV and Frank A.
         Wojtek, jointly and severally, proxies, with full power of
  R substitution and with discretionary authority to vote all shares of Common Stock that the undersigned is entitled to vote at the Annual
  O Meeting of Shareholders of Carrizo Oil & Gas, Inc. (the "Company") to be held on Friday, May 18, 2001, at the Omni Houston Hotel Westside,
  X 13210 Katy Freeway, Houston, Texas at 10:00 a.m., or at any adjournment thereof, hereby revoking any proxy heretofore given.
  Y
         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IN THE ABSENCE OF SPECIFIC DIRECTIONS TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.

               The undersigned hereby acknowledges receipt of the Notice of, and Proxy Statement for, the aforesaid Annual Meeting.

         1.    ELECTION OF DIRECTORS, NOMINEES:
               S.P. Johnson IV; Frank A. Wojtek; Steven A. Webster; Douglas A.P. Hamilton; Paul B. Loyd, Jr.; Christopher C. Behrens; Arnold L. Chavkin and F. Gardner Parker as directors, except as indicated below.

                                 [ ] FOR          [ ] WITHHELD

               For, except vote withheld from the following nominee(s):

               ----------------------------------------------------------------

               ----------------------------------------------------------------

2. APPROVAL OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.

              [ ]  FOR        [ ]  AGAINST        [ ]  ABSTAIN

3. With discretionary authority as to such other matters as may properly come before the meeting.

                                     Date: ________________________, 2001

                                     ____________________________________
                                     (Signature)

                                     ____________________________________
                                     (Signature)

                                     Sign exactly as name appears hereon.

                                     (Joint owners should each sign. When
                                     signing as attorney, executor,
                                     officer, administrator, trustee, or
                                     guardian, please give full title
                                     as such).

                                     PLEASE SIGN, DATE AND RETURN THE
                                     PROXY CARD PROMPTLY, USING THE
                                     ENCLOSED ENVELOPE.